EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

February 23, 2010

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its fourth quarter and full year 2009 results. Highlights for the quarter and full year include:

•

Net income attributable to Holdings’ shareholders for the quarter of $430 million ($3.74 per diluted share) in 2009 and $190 million ($1.55 per diluted share) in 2008 and for the year of $235 million ($1.99 per diluted share) in 2009 and $53 million ($0.42 per diluted share) in 2008;

•	Adjusted earnings per diluted share for the fourth quarter of $3.69 in 2009 and $2.94 in 2008 and for the full year of $3.19 in 2009 and $1.69 in 2008;

•	Adjusted EBITDA of $1.034 billion for the fourth quarter of 2009 and $1.822 billion for fiscal 2009;

•

Fourth quarter EPS of $3.99, relative to the range of $3.36-$4.06 projected in the outlook of January 7, 2010; The outlook expressly excluded any store closing costs and hedge gains or losses which amounted to $0.25 per share net;

•	An increase in comparable store sales at Kmart of 1.7% in the fourth quarter 2009; and

•	Cash balances at year end increased to $1.7 billion from $1.3 billion last year, while total debt was reduced by $414 million

“We continued to make progress in improving our performance in the fourth quarter, as Kmart comparable store sales increased for the second straight quarter and domestic Adjusted EBITDA increased over last year. Our improved performance is especially encouraging given the challenging economic environment, particularly related to big-ticket items,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “Further, our results indicate the success we can have by making a concerted effort to meet our customers’ needs each and every day.”

Fourth Quarter and Full Year Revenues and Comparable Store Sales

Total revenues decreased $33 million to $13.2 billion for the quarter ended January 30, 2010. Full year fiscal 2009 total revenues decreased $2.8 billion to $44.0 billion. The decreases were primarily due to lower comparable store sales and 62 fewer Kmart and Sears full-line stores. The decrease in revenues for the fourth quarter and full year in 2009 includes an increase of $219 million and a decline of $142 million, respectively, due to foreign currency exchange rates.

For the quarter, domestic comparable store sales declined 2.5%, and included an increase at Kmart of 1.7%, offset by a decline at Sears Domestic of 6.1%. For the year, domestic comparable store sales declined 5.1%, and included a slight decline at Kmart of 0.8% and a decline at Sears Domestic of 8.7%. The Kmart quarterly increase in comparable store sales was primarily driven by increases in the toys and home categories, partially offset by a decline in the apparel category. The quarter and the year also benefited from the impact of assuming the operations of its footwear business from a third party effective January 2009. Declines in sales for the quarter and year at Sears Domestic include decreases in the home appliance, lawn and garden, and home electronics categories.

Operating Income

Operating income was $749 million for the quarter ended January 30, 2010 and $325 million for the quarter ended January 31, 2009. Operating income increased $424 million and was the result of the significant items noted below and an increase in gross margin dollars due to the increase in gross margin rate. Operating income for the fourth quarter of 2009 includes expenses of $85 million related to domestic pension plans, store closings and severance, and a $32 million gain recorded in connection with the settlement of Visa/MasterCard antitrust litigation. Operating income for the fourth quarter of 2008 included a charge of $336 million related to asset impairments and costs associated with store closings and severance.

Operating income was $713 million for fiscal 2009 and $302 million for fiscal 2008. Operating income increased $411 million and was the result of reductions in selling and administrative expenses, partially offset by lower gross margin dollars given lower overall sales. Operating income for fiscal 2009 includes expenses of $301 million related to domestic pension plans, store closings and severance, a $44 million gain recognized by Sears Canada on the sale of its former headquarters, and a $32 million gain recorded in connection with the settlement of Visa/MasterCard antitrust litigation. Operating income for fiscal 2008 included a charge of $437 million related to costs associated with asset impairments and store closings and severance, as well as the positive impact of the reversal of a $62 million reserve because of a favorable verdict in connection with a legal settlement. See the attached schedule, “Significant Item Impact,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.

Financial Position

We had cash balances of $1.7 billion at January 30, 2010 ($398 million domestic and $1.3 billion at Sears Canada) and $1.3 billion at January 31, 2009. Significant uses of our cash during fiscal 2009 include repayments of $452 million on total outstanding debt balances, $424 million for share repurchases, capital expenditures of $361 million, and contributions to our pension and post-retirement benefit plans of $209 million.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $2.5 billion at January 30, 2010 and $2.9 billion at January 31, 2009. Total short-term borrowings at January 30, 2010 of $325 million were $117 million lower than our level of borrowings at January 31, 2009. The decrease in outstanding debt includes a reduction in domestic long-term debt and capital lease obligations of $333 million. Long-term debt of the parent (which excludes the debt of our Sears Canada ($281 million) and Orchard Supply Hardware ($296 million) subsidiaries, which is non-recourse to the parent) is less than $1 billion, with no significant required repayments until 2011.

In addition to these debt repayments, we further reduced our financial commitments as the balance of our domestic letters of credit decreased by one-third to $646 million, from last year’s balance of $968 million. The letters of credit are used primarily to provide collateral in support of our insurance programs.

Share Repurchase

During the 13- and 52- week periods ended January 30, 2010, we repurchased approximately 0.9 million and 7.1 million common shares at a total cost of $66 million and $424 million, respectively, under our share repurchase program. Our repurchases for the 13- and 52- week periods ended January 30, 2010 were made at average prices of $71.68 and $59.81 per share, respectively. As of January 30, 2010, we had remaining authorization to repurchase $581 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

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Other Matters

We made the decision to close 27 underperforming stores during the fourth quarter of 2009 and 62 stores during the fiscal year 2009. We made the decision to close 32 underperforming stores during the fourth quarter of 2008 and 46 underperforming stores during the fiscal year 2008. We expect to record an additional charge of approximately $7 million during the first half of 2010 as the stores we decided to close in the fourth quarter of 2009 complete operations. Similar to our previous store closings, we expect that these will be additive to earnings given that the closure of these stores eliminates negative cash flows incurred from their operations, and will generate cash from the liquidation of inventory and from other proceeds. The list of stores closed can be found at www.searsmedia.com. We continue to evaluate our business in an effort to improve the operating results of the Company.

As we noted in our first quarter 2009 earnings release, the Company has a legacy pension obligation for past service performed by Kmart and Sears, Roebuck and Co. associates. The annual pension expense included in our financial statements related to these legacy domestic pension plans was relatively minimal in recent years. However, due to the severe decline in the capital markets that occurred in the latter part of 2008 our domestic pension expense increased by approximately $170 million for the fiscal year 2009. As a result, we present pension expense as a significant item affecting earnings and as a separate line item in our Adjusted EBITDA reconciliation to promote operating performance comparability.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income (loss) appearing on the statements of income excluding depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain significant gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	Quarters Ended		Fiscal Years Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Operating income per statement of income	$749	$325	$713	$302
Plus depreciation and amortization	248	236	926	981
Less gain on sales of assets	(4)	(12)	(74)	(51)

Before excluded items	993	549	1,565	1,232

Closed store reserve and severance	31	52	119	77
Domestic pension expense	42	—	170	—
Legal settlement	—	—	—	(62)
Goodwill and asset impairments	—	284	—	360
Visa/MasterCard settlement	(32)	—	(32)	—

Adjusted EBITDA as defined	$1,034	$885	$1,822	$1,607

% to revenues	7.8%	6.7%	4.1%	3.4%

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Adjusted EBITDA for our segments are as follows:

	Quarters Ended
	Adjusted EBITDA		% To Revenues
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Kmart	$341	$321	6.9%	6.5%
Sears Domestic	491	424	7.1%	6.0%
Sears Canada (1)	202	140	14.1%	10.7%

Total Adjusted EBITDA	$1,034	$885	7.8%	6.7%

(1)	Fourth quarter EBITDA in Canadian dollars was $213 million in 2009 and $172 million in 2008.

	Fiscal Years Ended
	Adjusted EBITDA		% To Revenues
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Kmart	$364	$349	2.3%	2.2%
Sears Domestic	1,003	803	4.2%	3.2%
Sears Canada (1)	455	455	9.8%	8.7%

Total Adjusted EBITDA	$1,822	$1,607	4.1%	3.4%

(1)	Full year EBITDA in Canadian dollars was $510 million in 2009 and $491 million in 2008.

Annual Report on Form 10-K

We plan to file with the SEC our Annual Report on Form 10-K for the year ended January 30, 2010 on or before March 31, 2010.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for fiscal year 2010. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; and the outcome of pending and/or future legal proceedings, including product liability claims, including proceedings with respect to which the parties have reached a preliminary settlement. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

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About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

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Sears Holdings Corporation

Consolidated Statements of Income

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended		Fiscal Years Ended
millions, except per share data	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
REVENUES
Merchandise sales and services	$13,247	$13,280	$44,043	$46,770

COSTS AND EXPENSES
Cost of sales, buying and occupancy	9,467	9,627	31,824	34,118
Gross margin dollars	3,780	3,653	12,219	12,652
Gross margin rate	28.5%	27.5%	27.7%	27.1%

Selling and administrative	2,787	2,820	10,654	11,060
Selling and administrative expense as a percentage of total revenues	21.0%	21.2%	24.2%	23.6%

Depreciation and amortization	248	236	926	981
Impairment charges	—	284	—	360
Gain on sales of assets	(4)	(12)	(74)	(51)

Total costs and expenses	12,498	12,955	43,330	46,468

Operating income	749	325	713	302
Interest expense	(71)	(70)	(265)	(272)
Interest and investment income	9	6	33	46
Other income (loss)	(9)	30	(61)	108

Income before income taxes	678	291	420	184
Income tax expense	(217)	(130)	(123)	(85)

Net income	461	161	297	99
(Income) loss attributable to noncontrolling interest	(31)	29	(62)	(46)

NET INCOME ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$430	$190	$235	$53

INCOME PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted income per share	$3.74	$1.55	$1.99	$0.42

Diluted weighted average common shares outstanding	114.9	122.5	117.9	127.0

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	January 30, 2010	January 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,689	$1,173
Restricted cash	11	124
Receivables	652	839
Merchandise inventories	8,705	8,795
Prepaid expenses and other current assets	381	485

Total current assets	11,438	11,416

Property and equipment, net	7,709	8,091
Goodwill	1,392	1,392
Trade names and other intangible assets	3,208	3,283
Other assets	1,061	1,160

TOTAL ASSETS	$24,808	$25,342

LIABILITIES
Current liabilities
Short-term borrowings	$325	$442
Current portion of long-term debt and capitalized lease obligations	482	345
Merchandise payables	3,335	3,006
Unearned revenues	1,012	1,069
Accrued expenses and other current liabilities	3,632	3,650

Total current liabilities	8,786	8,512

Long-term debt and capitalized lease obligations	1,698	2,132
Pension and post-retirement benefits	2,271	2,057
Other long-term liabilities	2,618	2,942

Total Liabilities	15,373	15,643

Total Equity	9,435	9,699

TOTAL LIABILITIES AND EQUITY	$24,808	$25,342

Total common shares outstanding	114.8	122.0

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended January 30, 2010
		Sears
millions, except store data	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,918	$6,892	$1,437	$13,247

Cost of sales, buying and occupancy	3,686	4,832	949	9,467
Gross margin dollars	1,232	2,060	488	3,780
Gross margin rate	25.1%	29.9%	34.0%	28.5%

Selling and administrative	897	1,604	286	2,787
Selling and administrative expense as a percentage of total revenues	18.2%	23.3%	19.9%	21.0%
Depreciation and amortization	43	177	28	248
Gain on sales of assets	(4)	—	—	(4)

Total costs and expenses	4,622	6,613	1,263	12,498

Operating income	$296	$279	$174	$749

Number of:
Kmart Stores	1,327	—	—	1,327
Full-Line Stores	—	908	122	1,030
Specialty Stores	—	1,284	280	1,564

Total Stores	1,327	2,192	402	3,921

	Quarter Ended January 31, 2009
		Sears
millions, except store data	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,949	$7,021	$1,310	$13,280

Cost of sales, buying and occupancy	3,736	4,994	897	9,627
Gross margin dollars	1,213	2,027	413	3,653
Gross margin rate	24.5%	28.9%	31.5%	27.5%

Selling and administrative	909	1,638	273	2,820
Selling and administrative expense as a percentage of total revenues	18.4%	23.3%	20.8%	21.2%
Depreciation and amortization	37	174	25	236
Impairment charges	1	283	—	284
Gain on sales of assets	(8)	(4)	—	(12)

Total costs and expenses	4,675	7,085	1,195	12,955

Operating income (loss)	$274	$(64)	$115	$325

Number of:
Kmart Stores	1,368	—	—	1,368
Full-Line Stores	—	929	122	1,051
Specialty Stores	—	1,233	266	1,499

Total Stores	1,368	2,162	388	3,918

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Fiscal Year Ended January 30, 2010
millions, except store data		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$15,743	$23,672	$4,628	$44,043

Cost of sales, buying and occupancy	12,038	16,653	3,133	31,824
Gross margin dollars	3,705	7,019	1,495	12,219
Gross margin rate	23.5%	29.7%	32.3%	27.7%

Selling and administrative	3,386	6,220	1,048	10,654
Selling and administrative expense as a percentage of total revenues	21.5%	26.3%	22.6%	24.2%
Depreciation and amortization	152	672	102	926
Gain on sales of assets	(23)	(6)	(45)	(74)

Total costs and expenses	15,553	23,539	4,238	43,330

Operating income	$190	$133	$390	$713

Number of:
Kmart Stores	1,327	—	—	1,327
Full-Line Stores	—	908	122	1,030
Specialty Stores	—	1,284	280	1,564

Total Stores	1,327	2,192	402	3,921

	Fiscal Year Ended January 31, 2009
millions, except store data		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$16,219	$25,315	$5,236	$46,770

Cost of sales, buying and occupancy	12,442	18,084	3,592	34,118
Gross margin dollars	3,777	7,231	1,644	12,652
Gross margin rate	23.3%	28.6%	31.4%	27.1%

Selling and administrative	3,456	6,415	1,189	11,060
Selling and administrative expense as a percentage of total revenues	21.3%	25.3%	22.7%	23.6%
Depreciation and amortization	138	724	119	981
Impairment charges	21	339	—	360
Gain on sales of assets	(10)	(10)	(31)	(51)

Total costs and expenses	16,047	25,552	4,869	46,468

Operating income (loss)	$172	$(237)	$367	$302

Number of:
Kmart Stores	1,368	—	—	1,368
Full-Line Stores	—	929	122	1,051
Specialty Stores	—	1,233	266	1,499

Total Stores	1,368	2,162	388	3,918

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	Quarters Ended
millions	January 30, 2010				January 31, 2009
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$296	$279	$174	$749	$274	$(64)	$115	$325
Plus depreciation and amortization	43	177	28	248	37	174	25	236
Less gain on sales of assets	(4)	—	—	(4)	(8)	(4)	—	(12)

Before excluded items	335	456	202	993	303	106	140	549

Closed store reserve and severance	23	8	—	31	17	35	—	52
Domestic pension expense	—	42	—	42	—	—	—	—
Goodwill and asset impairment	—	—	—	—	1	283	—	284
Visa/MasterCard settlement	(17)	(15)		(32)	—	—	—	—

Adjusted EBITDA as defined	$341	$491	$202	$1,034	$321	$424	$140	$885

% to revenues	6.9%	7.1%	14.1%	7.8%	6.5%	6.0%	10.7%	6.7%

	Fiscal Years Ended
millions	January 30, 2010				January 31, 2009
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$190	$133	$390	$713	$172	$(237)	$367	$302
Plus depreciation and amortization	152	672	102	926	138	724	119	981
Less gain on sales of assets	(23)	(6)	(45)	(74)	(10)	(10)	(31)	(51)

Before excluded items	319	799	447	1,565	300	477	455	1,232

Closed store reserve and severance	62	49	8	119	28	49	—	77
Domestic pension expense	—	170	—	170	—	—	—	—
Legal settlement	—	—	—	—	—	(62)	—	(62)
Goodwill and asset impairments	—	—	—	—	21	339	—	360
Visa/MasterCard settlement	(17)	(15)		(32)	—	—	—	—

Adjusted EBITDA as defined	$364	$1,003	$455	$1,822	$349	$803	$455	$1,607

% to revenues	2.3%	4.2%	9.8%	4.1%	2.2%	3.2%	8.7%	3.4%

Sears Holdings Corporation

Significant Item Impact

Amounts are Preliminary and Subject to Change

	Quarter ended January 30, 2010
millions, except per share data	GAAP	Domestic Pension Expense	Mark-to-Market Gains		Closed Store Reserve and Severance	Visa/ MasterCard Settlement	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$9,467	$—	$—		$(16)	$—	$—	$9,451
Selling and administrative impact	2,787	(42)	—		(15)	32	—	2,762
Depreciation and amortization impact	248	—	—		(12)	—	—	236
Operating income impact	749	42	—		43	(32)	—	802
Other loss impact	(9)	—	(1)		—	—	—	(10)
Income tax expense impact	(217)	(13)	—		(13)	10	(41)	(274)
After tax and noncontrolling interest impact	430	29	(1)		30	(22)	(41)	425
Diluted income per share impact	$3.74	$0.25	(0.01	)(1)	$0.26 (1)	$(0.19)	$(0.36)	$3.69

	Quarter ended January 31, 2009
millions, except per share data	GAAP	Impairments	Mark-to-Market Gains	Closed Store Reserve and Severance	Repurchase of Debt Securities	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$9,627	$—	$—	$(26)	$—	$—	$9,601
Selling and administrative impact	2,820	—	—	(26)	—	—	2,794
Impairment charges impact	284	(284)	—	—	—	—	—
Operating income impact	325	284	—	52	—	—	661
Interest expense impact	(70)	—	—	—	(9)	—	(79)
Other income impact	30	—	(9)	—	—	—	21
Income tax expense impact	(130)	(77)	3	(20)	4	(8)	(228)
Noncontrolling interest impact	29	(52)	2	—	—	—	(21)
After tax and noncontrolling interest impact	190	155	(4)	32	(5)	(8)	360
Diluted income per share impact	$1.55	$1.27	$(0.03)	$0.26	$(0.04)	$(0.07)	$2.94

	Year ended January 30, 2010
millions, except per share data	GAAP	Domestic Pension Expense	Mark-to-Market Gains	Closed Store Reserve and Severance	Gain on Sale of Sears Canada Headquarters	Visa/MasterCard Settlement	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$31,824	$—	$—	$(37)	$—	$—	$—	$31,787
Selling and administrative impact	10,654	(170)	—	(82)	—	32	—	10,434
Depreciation and amortization impact	926	—	—	(12)	—	—	—	914
Gain on sales of assets impact	(74)	—	—	—	44	—	—	(30)
Operating income impact	713	170	—	131	(44)	(32)	—	938
Other loss impact	(61)	—	33	—	—	—	—	(28)
Income tax expense impact	(123)	(50)	(8)	(38)	10	10	(41)	(240)
Noncontrolling interest impact	(62)	—	(9)	(3)	12	—	—	(62)
After tax and noncontrolling interest impact	235	120	16	90	(22)	(22)	(41)	376
Diluted income per share impact	$1.99	$1.02	$0.14	$0.77	$(0.19)	$(0.19)	$(0.35)	$3.19

	Year ended January 31, 2009
millions, except per share data	GAAP	Impairments	Mark-to-Market Gains	Closed Store Reserve and Severance	Legal Settlement	Repurchase of Debt Securities	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$34,118	$—	$—	$(36)	$—	$—	$—	$34,082
Selling and administrative impact	11,060	—	—	(41)	62	—	—	11,081
Impairment charges impact	360	(360)	—	—	—	—	—	—
Gain on sales of assets impact	(51)	—	—	—	—	—	—	(51)
Operating income impact	302	360	—	77	(62)	—	—	677
Interest expense impact	(272)	—	—	—	—	(13)	—	(285)
Other income impact	108	—	(81)	—	—	—	—	27
Income tax expense impact	(85)	(107)	26	(30)	25	5	(8)	(174)
Noncontrolling interest impact	(46)	(52)	22	—	—	—	—	(76)
After tax and noncontrolling interest impact	53	201	(33)	47	(37)	(8)	(8)	215
Diluted income per share impact	$0.42	$1.57	$(0.26)	$0.37	$(0.29)	$(0.06)	$(0.06)	$1.69

(1)	In our January 7, 2010 press release, we provided an expected range of net income attributable to Holdings’ shareholders for the fourth quarter ending January 30, 2010 to be between $385 million and $465 million, or between $3.36 and $4.06 per diluted share. Those net income and earnings per share ranges excluded the impact related to store closings and impairment charges, restructuring activities including severance, and mark-to-market gains and losses on hedge transactions executed by Sears Canada as those amounts were not available at that time. On a comparable basis with the outlook provided, our fourth quarter net income was $459 million, or $3.99 per diluted share determined as follows:

	Net Income (in millions)	EPS
Results per Consolidated Statement of Income	$430	$3.74
Closed store reserve and severance	30	0.26
Mark-to-market gains	(1)	(0.01)

Results on comparable basis with outlook provided	$459	$3.99